Exhibit 99.1



        AMS Health Sciences, Inc. Announces Appointment of New President

OKLAHOMA CITY, OK, August 10, 2005 - The Board of Directors of AMS Health Sciences, Inc., (Amex: AMM - news), is pleased to announce the appointment of Steven G. Kochen as the Company President. Mr. Kochen brings a brand base of more than 20 years of network marketing experience to his new post at AMS.

Previously, Mr. Kochen was the General Manager of D&F Industries, manufacturer of Herbalife International's nutritional products worldwide. Prior to his tenure at Herbalife, Mr. Kochen served as President and CEO of Arbonne International, a major network marketing company with current annual sales exceeding $100 million. In addition, for six years he was President and CEO of Light Force, a leading nutritional company also focused on network marketing activities.

Mr. Kochen received his B.A. in Political Science at the University of Washington and his Juris Doctorate from Gonzaga Law School. He is currently licensed to practice law in both State and Federal Court.

AMS Health Sciences, Inc., sells more than 60 natural nutritional supplements, weight management products, and natural skincare products through independent distributors across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com.